INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-60515 of Hartford Life Insurance Company ICMG Registered Variable Life Separate Account A on Form N-6, of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's changes in its method of accounting for [a] goodwill and indefinite-lived intangible assets in 2002, [b] derivative instruments and hedging activities in 2001, and [c] the recognition of interest income and impairment on purchased retained beneficial interests in securitized financial assets in 2001), relating to Hartford Life Insurance Company as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and of our report dated February 25, 2004, relating to the statements of assets and liabilities of Hartford Life Insurance Company ICMG Registered Variable Life Separate Account A as of December 31, 2003, and the related statements of operations for the year then ended and the statements of changes in net assets for each of the two years ended December 31, 2003 appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

Deloitte & Touche LLP
Hartford, Connecticut
April 23, 2004